Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Arena Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-160329, 333-182238, 333-189213, 333-204999, 333-212012, 333-214529, 333-217805, 333-218905, 333-225608, and 333-232142) on Form S-8 and (Nos. 333-112542, 333-136023, 333-160983, 333-167498, and 333-219237) on Form S-3 of Arena Pharmaceuticals, Inc. of our reports dated February 27, 2020, with respect to the consolidated balance sheets of Arena Pharmaceuticals, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Arena Pharmaceuticals, Inc. Our report refers to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, and Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

San Diego, California

February 27, 2020